Exhibit 10.34

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of October 2, 2006, is made by GMH COMMUNITIES, LP, a Delaware limited partnership (“Borrower”), SAVOY VILLAGE ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, CROYDEN AVENUE ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, MONKS ROAD ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, SOUTH CAROLINA ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, RENO ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, DENTON ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, LANKFORD DRIVE ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company (collectively, the “Property Pledgors”), CLARIZZ BOULEVARD ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, LAKESIDE ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, URBANA ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, RED MILE ROAD ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, BURBANK DRIVE ASSOCIATES INTERMEDIATE III, LLC, a Delaware limited liability company, COMMONS DRIVE ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, ABBOTT ROAD ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, CAMPUS VIEW DRIVE ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, ALEXANDER ROAD ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company, BROWN ROAD ASSOCIATES INTERMEDIATE, LLC, a Delaware limited liability company and KELLER BOULEVARD ASSOCIATES INTERMEDIATE, LLC and LANKFORD DRIVE ASSOCIATES INTERMEDIATE II, LLC, a Delaware limited liability company (collectively the “Mezzanine Subsidiary Pledgors”) and COLLEGE PARK INVESTMENTS LLC, a Delaware limited liability company (“CPI”) (Borrower, together with the Property Pledgors, the Mezzanine Subsidiary Pledgors and CPI are individually, a “Pledgor” and collectively, the “Pledgors”), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, as lender (the “Lender”) parties to the Loan Agreement referred to below.

RECITALS:

WHEREAS, pursuant to the Loan Agreement, dated as of October 2, 2006 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower and the Lender, the Lender has agreed to make a loan to the Borrower upon the terms and subject to the conditions set forth therein, such loan is evidenced by that certain Note, dated as of the date hereof, issued by the Borrower thereunder (the “Note”);

WHEREAS, in connection with the Loan, each of the Mezzanine Subsidiary Pledgors and CPI have executed and delivered that certain Guaranty, dated as of October 2, 2006, pursuant to which such Mezzanine Subsidiary Pledgors and CPI guaranty the obligations of the Borrower under the Loan Agreement, the Note and the other Loan Documents (the “Material Subsidiary Guaranty”);

WHEREAS, in connection with the Loan, each of the Property Pledgors have executed and delivered that certain Guaranty, dated as of October 2, 2006, pursuant to which such Property Pledgors guaranty the obligations of the Borrower under the Loan Agreement, the Note and the other Loan Documents (the “Property Pledgor Guaranty”); and

WHEREAS, it is a condition precedent to the obligation of the Lender to make the loan to the Borrower under the Loan Agreement that each Pledgor shall have executed and delivered this Pledge Agreement to the Lender as collateral for the obligations of the Borrower, the obligations of each Material Subsidiary Pledgor under the Material Subsidiary Guaranty and the obligations of each Property Pledgor under the Property Pledgor Guaranty.

NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Loan Agreement and to induce Lender to make the loan to the Borrower under the Loan Agreement, each Pledgor hereby agrees with the Lender, as follows:

1.             Defined Terms.

(a)           Unless otherwise defined herein, terms which are defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

(b)           The following terms shall have the following meanings:

“Additional Collateral”: all Accounts; all Chattel Paper; all Commercial Tort Claims; all Copyrights; all Copyright Licenses; all Deposit Accounts; all Documents; all Equipment; all General Intangibles; all Instruments; all Inventory; all Investment Property; all Letter of Credit Rights; all Patents; all Patent Licenses; all Securities Accounts, and all Investment Property held therein or credited thereto; all Trademarks; all Trademark Licenses; all Vehicles; all Goods and other property not otherwise described above; all books and records pertaining to the Collateral; and to the extent not otherwise included, all Supporting Obligations in respect of any of the foregoing, and all collateral security and guarantees given by any Person with respect to any of the foregoing, in each case as defined in the Code.

“Code”: the Uniform Commercial Code from time to time in effect in the State of New York.

“Collateral Account”: any account established to hold money Proceeds, maintained under the sole dominion and control of the Lender, subject to withdrawal by the Lender only as provided in subsection 8.

“Guaranteed Obligations”: the maximum obligations, if any, of the related Pledgor under the Material Subsidiary Guaranty or the Property Pledgor Guaranty (as such maximum obligations are specified therein), as the case may be, which to the extent applicable,is more particularly set forth on Schedule II attached hereto.

“Issuer”: each of the corporations, limited liability companies and partnerships identified on Schedule I as an issuer of Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests.

“Limited Liability Company”: any Issuer identified as a limited liability company on Part B of Schedule I hereto or in a supplement hereto.

“Limited Liability Company Agreement”: as to any Limited Liability Company (or in any supplement hereto), its certificate of formation and operating agreement or other Governing Documents, as each may be amended, supplemented or otherwise modified from time to time.

“LLC Interest”: any Limited Liability Company membership interest or economic interest.

“Mezzanine Asset Owner” shall mean each entity listed as a “Mezzanine Asset Owner” on Schedule II attached hereto.

“Obligations” the collective reference to all obligations and liabilities of each Pledgor to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the obligations evidenced by the Note, the Loan Agreement, Material Subsidiary Guaranty, the Property Pledgor Guaranty or any other Loan Documents and any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Lender that are required to be paid by Pledgor pursuant to the terms of the Loan Agreement or other documents) or otherwise.

“Partnership”: any Issuer identified as a partnership on Part C of Schedule I hereto or in a supplement hereto.

“Partnership Agreement”: as to any Partnership (or in any supplement hereto), its certificate of formation and partnership agreement or other Governing Documents, as each may be amended, supplemented or otherwise modified from time to time.

“Partnership Interest”: any partnership interest or economic interest in a Partnership.

“Pledge Agreement”: this Pledge Agreement, as amended, supplemented or otherwise modified from time to time.

“Pledged Collateral”: the Pledged Stock, the Pledged LLC Interests, the Pledged Partnership Interests, the Additional Collateral and all Proceeds.

“Pledged LLC Interest”: any and all of Pledgor’s interests, including units of membership interest, in the Limited Liability Companies as set forth in Schedule I attached hereto, including, without limitation, all its rights to participate in the operation or management of the Limited Liability Companies and all its rights to properties, assets, member interests and distributions (except as otherwise provided herein) under the Limited Liability Company Agreements in respect of such member interests.

“Pledged Partnership Interest”: any and all of Pledgor’s interests, including units of partnership interest, in the Partnerships as set forth in Schedule I attached hereto, including, without limitation, all its rights to participate in the operation or management of the Partnerships and all its rights to properties, assets, member interests and distributions (except as otherwise provided herein) under the Partnership Agreements in respect of such partnership interests.

“Pledged Stock”: the shares of capital stock listed on Schedule I hereto, together with all stock certificates, options or rights of any nature whatsoever which may be issued or granted by any of the Issuers to the Pledgors in respect of the Pledged Stock while this Pledge Agreement is in effect.

“Proceeds”: all “proceeds” as such term is defined in Section 9-306(1) of the UCC and, in any event, shall include, without limitation, all dividends, distributions or other income from the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests, or collections thereon with respect thereto.

“Securities Act”: the Securities Act of 1933, as amended.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section, Schedule, Annex, and Exhibit references are to this Pledge Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.             Pledge; Grant of Security Interest.  Each Pledgor hereby delivers, pledges, assigns, and transfers, as appropriate, to the Lender, all the Pledged Collateral and hereby grants to the Lender, a first security interest in the Pledged Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

3.             Transfer Powers.  Concurrently with the delivery to the Lender of each certificate representing one or more shares of the Pledged Stock, or any Pledged LLC Interest or Pledged Partnership Interest which is certificated, each Pledgor shall deliver an undated stock power or transfer power covering such certificate, duly executed in blank with, if the Lender so requests, signature guaranteed.

4.             Representations and Warranties.  Each Pledgor represents and warrants that:

(a)           the shares of Pledged Stock listed on Schedule I constitute all the issued and outstanding shares of all classes of the Capital Stock of the Issuers and are represented by the certificates listed thereon;

(b)           the Pledged LLC Interests listed on Part B of Schedule I constitute all the issued and outstanding LLC Interests of all classes of the Issuers and are represented by the certificates listed thereon, if such Pledged LLC Interests are certificated;

(c)           the Pledged Partnership Interests listed on Part C of Schedule I constitute all the issued and outstanding Partnership Interests of all classes of the Issuers and are represented by the certificates listed thereon, if such Pledged Partnership Interests are certificated;

(d)           all the shares of the Pledged Stock, the Pledged LLC Interests and the Pledged Partnership Interests have been duly and validly issued and are fully paid and nonassessable;

(e)           such Pledgor is the record and beneficial owner of, and has title to, the Pledged Stock, the Pledged Partnership Interests and the Pledged LLC Interests free of any and all Liens or options in favor of, or claims of, any other Person, except the Lien created by this Pledge Agreement;

(f)            upon delivery to the Lender of the stock certificates evidencing the Pledged Stock, the certificates evidencing the Pledged LLC Interests, if any, or the certificates evidencing the Pledged Partnership Interests, if any, (and assuming the continuing possession by Lender of such certificate in accordance with the requirements of applicable law), the Lien granted pursuant to this Pledge Agreement will constitute a valid, perfected first priority Lien on the Pledged Collateral in favor of the Lender, enforceable as such against all creditors of the Pledgors and any Persons purporting to purchase any Pledged Collateral from the Pledgors;

(g)           Upon the filing of UCC-1 financing statements in the jurisdictions referenced on Schedule II attached hereto, the Liens granted pursuant to this Pledge Agreement on the Pledged

Collateral which are not certificated shall constitute perfected first priority Liens on such Pledged Collateral which are not certificated in favor of the Lender, enforceable as such against all creditors of the Pledgors and any Persons purporting to purchase any Pledged Collateral from the Pledgors.

(h)           None of the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests (i) are dealt in or traded on securities exchanges or in securities markets, (ii) are by their terms expressly subject to Article 8 of the Uniform Commercial Code of any jurisdiction, (iii) constitute an investment company security or (iv) are held in a securities account (in each case within the meaning of Section 8-103(c) of the Code); and

(i)            All consents of each required member in each Limited Liability Company or each required partner in each Partnership to the grant of the security interests provided hereby and to the transfer of the Pledged LLC Interests or Pledged Partnership Interests, as the case may be, to the Lender or its designee pursuant to the exercise of any remedies under Section 8 hereof have been obtained and are in full force and effect.

5.             Covenants.  Each Pledgor covenants and agrees with the Lender that, from and after the date of this Pledge Agreement until the Obligations are paid in full:

(a)           If any Pledgor shall, as a result of its ownership of the Pledged Collateral, become entitled to receive or shall receive any stock certificate, partnership interest certificate or membership interest certificate or similar certificate evidencing such interest (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution for, as a conversion of, or in exchange for any shares of the Pledged Collateral, or otherwise in respect thereof, each Pledgor shall accept the same as the Lender’s agent, hold the same in trust for the Lender and deliver the same forthwith to the Lender in the exact form received, duly indorsed by such Pledgor to the Lender, if required, together with an undated stock or transfer power covering such certificate duly executed in blank and with, if the Lender so requests, signature guaranteed, to be held by the Lender, subject to the terms hereof as additional collateral security for the Obligations.  Upon the liquidation or dissolution of any of the Issuers, the Pledgor shall notify the Lender in advance of such liquidation or dissolution and the proceeds thereof shall be paid over to the Lender for repayment of the Loan in accordance with the Loan Agreement, and in case any distribution of capital shall be made on or in respect of the Pledged Collateral or any property shall be distributed upon or with respect to the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any of the Issuers or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Lender and the Issuer, subject to the terms hereof, as additional collateral security for the Obligations.  If any sums of money or property so paid or distributed in respect of the Pledged Collateral shall be received by Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Lender, hold such money or property in trust for the Lender segregated from other funds of such Pledgor, as additional collateral security for the Obligations.

(b)           Without the prior written consent of the Lender, no Pledgor will (i) vote to enable, or take any other action to permit, any of the Issuers to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any of the Issuers, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the Pledged Collateral, or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Pledged Collateral, or any interest therein, except for the Lien provided for by this Pledge Agreement, or

(iv) enter into any agreement or undertaking restricting the right or ability of any Pledgor or the Lender to sell, assign or transfer any of the Pledged Collateral.

(c)           Each Pledgor shall maintain the security interest created by this Pledge Agreement as a first, perfected security interest and shall defend such security interest against the claims and demands of all Persons whomsoever.  At any time and from time to time, upon the written request of the Lender, and at the sole expense of the Pledgors, each Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted.  If any amount payable under or in connection with any of the Pledged Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Lender, duly endorsed in a manner satisfactory to the Lender, to be held as Pledged Collateral pursuant to this Pledge Agreement.

(d)           Each Pledgor agrees to pay, and to save the Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Pledged Collateral or in connection with any of the transactions contemplated by this Pledge Agreement.

(e)           No Pledgor will, unless it shall give 30 days’ written notice to such effect to the Lender and shall have made any filing under the Uniform Commercial Code in effect in any affected jurisdiction as the Lender may reasonably request to maintain the perfected security interest granted pursuant to this Pledge Agreement, (i) change the location of its jurisdiction of organization as defined in the Uniform Commercial Code from that specified in the Loan Agreement or remove its books and records from such location or (ii) change its name, identity or structure to such an extent that any financing statement filed by it with respect to Pledgor in connection with this Pledge Agreement would become seriously misleading.

(f)            College Park Investments, LLC hereby covenants with and for the benefit of Lender that in the event that it acquires 100% of the direct or indirect equity interests in Orchard Housing, LLC or Klotz Road Associates, LLC or if it at any time it is not prohibited from pledging any direct or indirect interests in such entities, College Park Investments, LLC will pledge such equity interests to Lender on the same terms and conditions as set forth in this Agreement.

6.             Cash Dividends; Voting Rights.  Unless an Event of Default shall have occurred and be continuing and the Lender shall have given notice to the Pledgors of the Lender’s intent to exercise its corresponding rights pursuant to Section 7 below, each Pledgor shall be permitted to receive all cash dividends paid in the normal course of business of the Issuers and consistent with past practice, to the extent permitted in the Loan Agreement, in respect of the Pledged Collateral and to exercise all voting, corporate (with respect to stock), member (with respect to LLC interests), and partnership (with respect to Partnership Interests) rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast or corporate or member right exercised or other action taken which would impair the Pledged Collateral or which would be inconsistent with or result in any violation of any provision of the Loan Agreement, the Note, this Pledge Agreement or the other Loan Documents.

7.             Rights of the Lender.

(a)           All money Proceeds received by the Lender hereunder shall be held by the Lender in a Collateral Account.  All Proceeds while held by the Lender in a Collateral Account (or by the Pledgor in trust for the Lender) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 8(a).

(b)           If an Event of Default shall occur and be continuing and the Lender shall give notice of its intent to exercise such rights to Pledgor:  (i) the Lender shall have the right to receive any and all cash dividends or other cash distributions paid in respect of the Pledged Collateral and make application thereof to the Obligations in such order as it may determine, unless otherwise specifically provided in the Loan Documents, and (ii) at the request of the Lender, all shares of the Pledged Stock, all Pledged LLC Interests and all Pledged Partnership Interests shall be registered in the name of the Lender or its nominee, and the Lender or its nominee may during such period exercise (A) all voting, corporate or other rights pertaining to such shares of the Pledged Stock at any meeting of shareholders of any of the Issuers or otherwise (B) all members rights, powers and privileges with respect to the Pledged LLC Interests to the same extent as a member under the applicable Limited Liability Company Agreement; (C) all partnership rights, powers and privileges with respect to the Pledged Partnership Interests to the same extent as a member under the applicable Partnership Agreement; and (D) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Collateral as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or company structure of any of the Issuers, or upon the exercise by Pledgor or the Lender of any right, privilege or option pertaining to such shares or interests of the Pledged Collateral, and in connection therewith, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but the Lender shall have no duty to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c)           The rights of the Lender hereunder shall not be conditioned or contingent upon the pursuit by the Lender of any right or remedy against any of the Issuers, Borrower or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any other collateral security therefor, guarantee thereof or right of offset with respect thereto.  The Lender shall not be liable for any failure to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so, nor shall it be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of the Pledgors or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof.

8.             Remedies.

(a)           If an Event of Default shall have occurred and be continuing, at any time at the Lender’s election, except to the extent otherwise provided in the Loan Agreement, the Lender may apply all or any part of the Proceeds held in any Collateral Account in payment of the Obligations in such order as the Lender may elect.

(b)           If an Event of Default shall occur and be continuing, the Lender may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Pledgor, the Borrower, the Issuers or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Pledged Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Pledged Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker’s board or office of the Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Lender or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Pledged Collateral so sold, free of any right or equity of redemption in any Pledgor, which right or equity is hereby waived or released.  The Lender shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Pledged Collateral or in any way relating to the Pledged Collateral or the rights of the Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including, without limitation, Section 9-504(1)(c) of the Code, need the Lender account for the surplus, if any, to any Pledgor.  To the extent permitted by applicable law, each Pledgor waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by the Lender of any of its rights hereunder.  If any notice of a proposed sale or other disposition of Pledged Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.  Each Pledgor shall remain liable for any deficiency if the proceeds of any sale or other disposition of Pledged Collateral are insufficient to pay the Obligations and the reasonable and actual fees and disbursements of any attorneys employed by the Lender to collect such deficiency.

9.             Registration Rights; Private Sales.

(a)           If the Lender shall determine to exercise its right to sell any or all of the shares of Pledged Stock, any or all of the Pledged LLC Interests, or any or all of the Pledged Partnership Interests pursuant to Section 8 hereof, and if in the opinion of the Lender it is necessary or advisable to have the Pledged Stock and/or the Pledged LLC Interests and/or the Pledged Partnership Interests, or that portion thereof to be sold, registered under the provisions of the Securities Act, each Pledgor will cause any or all of the Issuers to (i) execute and deliver, and cause the officers of such Issuers to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Lender, necessary or advisable to register the shares of Pledged Stock, or that portion of them to be sold, under the provisions of the Securities Act, (ii) to use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the shares of Pledged Stock, or that portion thereof to be sold, and (iii) to make all amendments thereto and/or to the related prospectus which, in the opinion of the Lender, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto.  Each Pledgor agrees to cause the Issuers to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Lender shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b)           Each Pledgor recognizes that the Lender may be unable to effect a public sale of any or all the Pledged Stock, any or all of the Pledged LLC Interests, or any or all of the Pledged Partnership Interests, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Lender than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  The Lender shall be under no obligation to delay a sale of any of the Pledged Stock, any or all of the Pledged LLC Interests, or any or all of the Pledged Partnership Interests for the period of time necessary to permit the Issuers to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Issuers would agree to do so.

(c)           Each Pledgor further agrees to use its reasonable efforts to do or cause to be done all such other acts as may be necessary to make any sale or sales of all or any portion of the Pledged Stock pursuant to this Pledge Agreement valid and binding and in compliance with any and all other applicable Applicable Laws.  Each Pledgor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Lender, that the Lender has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against each Pledgor, and each Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Loan Agreement.

10.           Irrevocable Authorization and Instruction to Issuers.  Each Pledgor hereby authorizes and instructs each Issuer to comply with any instruction received by it from the Lender in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from any Pledgor, and each Pledgor agrees that each Issuer shall be fully protected in so complying.

11.           Agent’s Appointment as Attorney-in-Fact.

(a)           Each Pledgor hereby irrevocably constitutes and appoints the Lender and any officer or agent of the Lender, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Pledgor and in the name of each Pledgor or in the Lender’s own name, from time to time in the Lender’s discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Pledge Agreement, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer including those financing statements listing all assets of the Pledgor (other than College Park Investments LLC which cannot issue an all assets pledge) as the collateral in which the secured party named therein has a security interest.

(b)           Each Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in Section 11(a).  All powers, authorizations and agencies contained in this Pledge Agreement are coupled with an interest and are irrevocable until this Pledge Agreement is terminated and the security interest created hereby is released.

12.           Limitation on Duties Regarding Pledged Collateral.  The Lender’s sole duty with respect to the custody, safekeeping and physical preservation of the Pledged Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Lender deals with similar securities and property for its own account, except that the Lender shall have no obligation to invest funds held in any Collateral Account and may hold the same as demand deposits.  Neither the Lender nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Pledged Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Pledged Collateral upon the request of the Pledgors or any other Person or to take any other action whatsoever with regard to the Pledged Collateral or any part thereof.

13.           Execution of Financing Statements.  Pursuant to Section 9-402 of the Code, each Pledgor hereby authorizes the Lender to file financing statements with respect to the Pledged Collateral without the signature of such Pledgor in such form and in such filing offices as the Lender reasonably determines appropriate to perfect the security interests of the Lender under this Pledge Agreement.  Each Pledgor hereby specifically authorizes Lender to file financing statements which list the collateral as being all assets of such pledgor (which is the named “Debtor” thereon).  A carbon, photographic or other reproduction of this Pledge Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

14.           Powers Coupled with an Interest.  All authorizations and agencies herein contained with respect to the Pledged Collateral are irrevocable and powers coupled with an interest.

15.           Notices.  Notices, requests and demands to or upon the Lender or the Pledgors hereunder shall be effected in the manner set forth in Section 10.6 of the Loan Agreement.

16.           Severability.  Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.           Paragraph Headings.  The paragraph headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.           No Waiver; Cumulative Remedies.  The Lender shall not by any act (except by a written instrument pursuant to Section 19 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

19.           SPE Provisions.  Each of the Property Pledgors and Mezzanine Subsidiary Pledgors hereby represents, covenants and agrees as follows:

(a)           Each Property Pledgor and Mezzanine Subsidiary Pledgor has not and will not:

(i)      engage in any business or activity other than the ownership, operation and maintenance of the Mezzanine Collateral that it owns and activities incidental thereto;

(ii)     acquire or own any assets other than the Mezzanine Collateral that it owns on the date hereof;

(iii)    merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(v)     own any subsidiary, or make any investment in, any Person, except as contemplated hereby;

(vi)    commingle its assets with the assets of any other Person or permit any Affiliate or constituent party independent access to its bank accounts except that each such Pledgor may remit funds to an account held by the Borrower as to which the Borrower maintains accurate books and records as to the funds attributable to such Pledgor;

(vii)   incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Guaranteed Obligations;

(viii)  fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Pledgor’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that such consolidated financial statements contain a footnote indicating that Pledgor is a separate legal entity and that it maintains separate books and records;

(ix)    enter into any contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Pledgor, or any Affiliate of the foregoing,

except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

(x)     maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)    assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold out its credit as being available to satisfy the obligations of any other Person;

(xii)   make any loans or advances to any Person;

(xiii)  fail to file its own tax returns or files a consolidated federal income tax return with any Person (unless prohibited or required, as the case may be, by applicable Legal Requirements);

(xiv)  fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(xv)   fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvi)  if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of 100% of the managers of Pledgor, (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official, (c) take any action that might cause such entity to become insolvent, or (d) make an assignment for the benefit of creditors;

(xvii) fail to allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses and to use separate stationery, invoices and checks;

(xviii)  fail to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds, provided that there are sufficient funds from the operation of the Property to do so;

(xix)   acquire obligations or securities of its partners, members, shareholders or other affiliates, as applicable;

(xx)    violate or cause to be violated the assumptions made with respect to Pledgor and its principals in any opinion letter pertaining to substantive consolidation delivered to Lender in connection with the Loan; or

(xxi)   fail to maintain a sufficient number of employees in light of its contemplated business operations.

(b)           If such Pledgor is a limited partnership or limited liability company, each general partner in the case of a limited partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of such Pledgor, as applicable, shall be a corporation whose sole asset is its interest in such Pledgor.  Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 6.1(a)(iii) - (vi) and (viii) - (xxi), as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in such Pledgor; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in such Pledgor; (iv) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (v) will cause such Pledgor to comply with the provisions of this Section 3.6.  Prior to the withdrawal or the disassociation of any SPE Component Entity from such Pledgor, such Pledgor shall immediately appoint a new general partner or managing member whose articles of incorporation are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners.  Notwithstanding the foregoing, to the extent such Pledgor is a single member Delaware limited liability company, so long as such Pledgor maintains such formation status, no SPE Component Entity shall be required.

(c)           In the event such Pledgor is a single-member Delaware limited liability company, the limited liability company agreement of such Pledgor (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the sole member of such Pledgor (“Member”) to cease to be the member of such Pledgor (other than (A) upon an assignment by Member of all of its limited liability company interest in such Pledgor and the admission of the transferee, or (B) the resignation of Member and the admission of an additional member in either case in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of such Pledgor shall without any action of any other Person and simultaneously with the Member ceasing to be the member of such Pledgor, automatically be admitted to such Pledgor (“Special Member”) and shall continue such Pledgor without dissolution and (ii) Special Member may not resign from such Pledgor or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Pledgor as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Director.  The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of such Pledgor upon the admission to such Pledgor of a substitute Member, (ii) Special Member shall be a member of such Pledgor that has no interest in the profits, losses and capital of such Pledgor and has no right to receive any distributions of such Pledgor assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to such Pledgor and shall not receive a limited liability company interest in such Pledgor, (iv) Special Member, in its capacity as Special Member, may not bind such Pledgor, and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Pledgor, including, without limitation, the merger, consolidation or conversion of such Pledgor; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement.  In order to implement the admission to such Pledgor of Special Member, Special Member shall execute a counterpart to the LLC Agreement.  Prior to its admission to such Pledgor as Special Member, Special Member shall not be a member of such Pledgor.

(d)           Upon the occurrence of any event that causes the Member to cease to be a member of such Pledgor, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Pledgor, agree in writing (i) to continue such Pledgor and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Pledgor, effective as of the occurrence of the event that terminated the continued membership of Member of such Pledgor in such Pledgor.  Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such Pledgor and upon the occurrence of such an event, the business of such Pledgor shall continue without dissolution.  The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve such Pledgor upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Pledgor.

(e)           Notwithstanding anything to the contrary contained in this Agreement, Lender hereby acknowledges and agrees (i) that College Park Investments LLC shall be permitted to execute and deliver customary “non-recourse carveout” guarantees for the benefit of Bank of America, N.A. in connection with individual mortgage loans being made to each individual Mezzanine Asset Owner and (ii) that each Mezzanine Subsidiary Pledgor shall be permitted to cause or permit each Mezzanine Asset Owner to enter into a mortgage loan with Bank of America, N.A., provided, that, in the case of both (i) and (ii), the related mortgage loan obtained from Bank of America, N.A. shall not exceed the amounts set forth on Schedule II for the related Mezzanine Asset Owner.

20.           Waivers and Amendments; Successors and Assigns; Governing Law.  None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Pledgors, and the Lender, provided that any provision of this Pledge Agreement may be waived by the Lender in a letter or agreement executed by the Lender or by telex or facsimile transmission from the Lender.  This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Lender and their respective successors and assigns.  THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

GMH COMMUNITIES, LP, a Delaware limited partnership

By:	GMH Communities GP Trust, a Delaware statutory trust, its general partner

	By	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Vice President

[ALL SIGNATURE BLOCKS TO BE INSERTED UPON RECEIPT]

ACKNOWLEDGMENT AND CONSENT

The undersigned, the Issuers referred to in the foregoing Pledge Agreement, hereby acknowledge receipt of a copy thereof and agree to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it, including, without limitation, Section 10 of the Pledge Agreement.  The undersigned agree to notify the Lender promptly in writing of the occurrence of any of the events described in Section 5(a) of the Pledge Agreement.  The undersigned further agree that the terms of Section 9(c) of the Pledge Agreement shall apply to them, mutatis mutandis, with respect to all actions that may be required of them under or pursuant to or arising out of Section 9 of the Pledge Agreement.

SCHEDULE I to
Pledge Agreement

A.  DESCRIPTION OF PLEDGED STOCK

Name of Issuer	Class of Stock	Stock Certificate Number	Number of Shares
GMH Communities TRS, Inc.	common stock	1	1,000
College Park Management TRS, Inc.	common stock	2	1,000

B.  DESCRIPTION OF PLEDGED LLC INTERESTS

Name of Issuer*	Class of LLC Interest	Certificate Number.	Number of Interests
Savoy Village Associates, LLC	Regular	N/A	100%
Croyden Avenue Associates, LLC	Regular	N/A	100%
Monks Road Associates, LLC	Regular	N/A	100%
South Carolina Associates, LLC	Regular	N/A	100%
Reno Associates, LLC	Regular	N/A	100%
Denton Associates, LLC	Regular	N/A	100%
Lankford Drive Associates, LLC	Regular	N/A	100%
Clarizz Boulevard Associates, LLC	Regular	N/A	100%
Lakeside Associates, LLC	Regular	N/A	100%
Urbana Associates, LLC	Regular	N/A	100%
Red Mile Road Associates, LLC	Regular	N/A	100%
Burbank Drive Associates III, LLC	Regular	N/A	100%
Commons Drive Associates, LLC	Regular	N/A	100%
Abbott Road Associates, LLC	Regular	N/A	100%
Campus View Drive Associates, LLC	Regular	N/A	100%
Alexander Road Associates, LLC	Regular	N/A	100%
Brown Road Associates, LLC	Regular	N/A	100%
Keller Boulevard Associates, LLC	Regular	N/A	100%
Lankford Drive Associates II, LLC	Regular	N/A	100%
Clarizz Boulevard Associates Intermediate, LLC	Regular	N/A	100%
Lakeside Drive Associates Intermediate, LLC	Regular	N/A	100%
Urbana Associates Intermediate, LLC	Regular	N/A	100%
Red Mile Road Associates Intermediate, LLC	Regular	N/A	100%
Burbank Drive Associates Intermediate III, LLC	Regular	N/A	100%
Commons Drive Associates Intermediate, LLC	Regular	N/A	100%
Abbott Road Associates Intermediate, LLC	Regular	N/A	100%
Campus View Drive Associates Intermediate, LLC	Regular	N/A	100%
Alexander Road Associates Intermediate, LLC	Regular	N/A	100%
Brown Road Associates Intermediate, LLC	Regular	N/A	100%
Keller Boulevard Associates Intermediate, LLC	Regular	N/A	100%
Lankford Drive Associates Intermediate II, LLC	Regular	N/A	100%
College Park Management, LLC, a Florida limited liability company	Regular	N/A	100%

*All entities are organized under the laws of Delaware unless otherwise specified.

C.  DESCRIPTION OF PLEDGED PARTNERSHIP INTERESTS

Name of Issuer	Class of Partnership Interest	Certificate Number	Number of Interests
N/A	N/A	N/A	N/A

SCHEDULE II

Mezzanine Asset	Mezzanine Subsidiary Pledgor	Mezzanine Asset Owner	Guaranteed Obligations	Bank of America Mortgage Loan Amount
University Commons: Bloomington, IN	Clarizz Boulevard Associates Intermediate, LLC	Clarizz Boulevard Associates, LLC	$5,667152	$22,266,427

University Commons: Athens, GA	Lakeside Associates Intermediate, LLC	Lakeside Associates, LLC	$2,095,346	$14,100,000

University Commons: Urbana, IL	Urbana Associates Intermediate, LLC	Urbana Associates, LLC	$2,642,732	$16,575,000

University Commons: Lexington, KY	Red Mile Road Associates Intermediate, LLC	Red Mile Road Associates, LLC	$1,917,461	$16,875,000

University Commons: Baton Rouge, LA	Burbank Drive Associates Intermediate III, LLC	Burbank Drive Associates III, LLC	$1,444,136	$14,887,500

University Commons: Eugene, OR	Commons Drive Associates Intermediate, LLC	Commons Drive Associates, LLC	$1,468,027	$16,148,310

University Commons: East Lansing, MI	Abbott Road Associates Intermediate, LLC	Abbott Road Associates, LLC	$3,252,900	$17,850,000

University Commons: Starkville, MS	Campus View Drive Associates Intermediate, LLC	Campus View Drive Associates, LLC	$680,524	$7,485,763

University Commons: Cayce, SC	Alexander Road Associates Intermediate, LLC	Alexander Road Associates, LLC	$2,354,558	$16,200,000

University Commons: Oxford, OH	Brown Road Associates Intermediate, LLC	Brown Road Associates, LLC	$2,154,091	$15,600,000

University Commons: Tuscaloosa, AL	Keller Boulevard Associates Intermediate, LLC	Keller Boulevard Associates, LLC	$3,075,000	$15,375,000